12B-1 PLAN INTER-DISTRIBUTOR AGREEMENT

    Liberty Funds Distributor, Inc., a Massachusetts corporation ("LFDI"), and Keyport Financial Services Corp., a Massachusetts corporation ("KFSC"), make this agreement as of May 30, 2000.

                                    RECITALS
    WHEREAS, LFDI is the Distributor of shares of the Funds within Liberty Variable Investment Trust (the "Trust"), an open-end investment company that sells shares to separate accounts of Keyport Life Insurance Company and Keyport Benefit Life Insurance Company (together, "Keyport") as funding vehicles for variable annuity contracts issued by Keyport (the "Contracts"); and

    WHEREAS, KFSC is the Distributor of the Contracts and has selling agreements with dealers that sell the Contracts; and

    WHEREAS, the Trust, on behalf of its Funds, has adopted a so-called "Rule 12b-1 Plan" (the "Plan") pursuant to SEC Rule 12b-1 (the "Rule") under the Investment Company Act of 1940 (the "Act") under which a Fund or a class of shares of a Fund may, pursuant to the Plan, pay LFDI a specified portion of its assets to be used for the purposes specified in the Plan ("12b-1 Fees"), and an Implementing Agreement with LFDI dated June 1, 1999 under which LFDI agrees to receive the 12b-1 Fees, to use such 12b-1 Fees consistently with the Plan, and to report on its expenditure of such 12b-1 Fees to the Trustees of the Trust as required by the Rule; and

    WHEREAS, LFDI wishes to pay KFSC, as Distributor of the Contracts, the amounts it receives from the Trust as 12b-1 Fees; and

    WHEREAS, KFSC, as Distributor of the contracts, is willing to receive 12b-1 Fees from LFDI, to use such fees for purposes consistent with the Plan, and to cooperate with LFDI in making all reports required by the Act, the Rule or the Plan,

    NOW THEREFORE, intending to be legally bound, LFDI and KFSC hereby agree as follows:

    1. PAYMENTS, EXPENDITURES AND REPORTS.

    A. LFDI expects to receive from each Fund 12b-1 Fees payable under the Plan on the 20th day of each month, or, if such day is not a business day, the next business day thereafter, during the term of this Agreement. LFDI will pay KFSC the amounts it receives in 12b-1 Fees within three business days from its receipt of such fees.

    B. KFSC shall expend the amounts of 12b-1 Fees it receives from LFDI in its discretion, so long as such expenditures are consistent with the Rule, the Plan, and any instructions LFDI or KFSC may receive from the Trustees of the Trust.

    C. KFSC shall use its best efforts to cooperate with LFDI in preparing and submitting all reports required under the Act, the Rule or the Plan to the Trustees of the Trusts, both as provided in the Act, the Rule and the Plan and as requested by the Trustees.

    2. CONTINUATION; AMENDMENT; TERMINATION; NOTICE.

      A. This Agreement (i) supersedes and replaces any contract or agreement relating to the subject matter hereof in effect prior to the date hereof, (ii) shall continue in effect as to the Trust or any Fund only so long as the Plan is specifically approved for that Fund at least annually by the Trustees or shareholders of the Trust or Fund; (iii) may be amended at any time by written agreement of the parties, each in accordance with the Act and the Rule; (iv) shall terminate with respect to a Fund at any time as provided in the Rule without payment of any penalty.

      B. This Agreement (i) shall terminate immediately upon the effective date of any later dated agreement relating to the subject matter hereof, and (ii) may be terminated either upon 60 days' notice without penalty, upon written notice to both parties that the Trustees of the Trust have determined that it is in the best interests of the Trust that it shall terminate, or by either party or otherwise in accordance with the Act, and (iii) will terminate immediately in the event of its assignment (as defined in the Act). Upon termination the obligations of the parties under this Agreement shall cease except for unfulfilled obligations and liabilities arising prior to termination.

      C. All notices required under this Agreement shall be in writing and delivered to the office of the other party.

Executed under seal as a Massachusetts contract as of the date set forth above.


LIBERTY FUNDS DISTRIBUTOR, INC.


By: /s/James Tambone
James Tambone, Co-President


KEYPORT FINANCIAL SERVICES CORP.


By: /s/James Klopper
James Klopper, President